Exhibit 99.(a)(ix)

Amendment to the Trust’s Declaration of Trust

SUNAMERICA SPECIALTY SERIES (the “Trust”)
Amended and Restated Schedule A to the Declaration of Trust

WHEREAS, the Board of Trustees (“Trustees”) of the Trust have established a trust for the investment and reinvestment of funds contributed thereto;

WHEREAS, the Trustees divided the beneficial interest in the trust assets into transferable shares of beneficial interest and divided such shares of beneficial interest into separate Series;

WHEREAS, the Trustees desire to create new Series and designate new Classes of shares;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article III, Section 6 of the Declaration of Trust, hereby amend and restate Schedule A of the Declaration of Trust as follows:

Series	Classes

2020 High Watermark Fund	Class A Class C Class I

2025 High Watermark Fund	Class A Class C Class I

SunAmerica Alternative Strategies Fund	Class A Class C Class W

SunAmerica Global Trends Fund	Class A Class C Class W

SunAmerica Focused Alpha Growth Fund	Class A Class C Class W

SunAmerica Focused Alpha Large-Cap Fund	Class A Class C Class W

SunAmerica Income Explorer Fund	Class A Class C Class W

SunAmerica Small-Cap Fund	Class A Class C Class W

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 17th day of September, 2013.

/s/ Dr. Judith L. Craven	/s/ William F. Devin
Dr. Judith L. Craven, as Trustee	William F. Devin, as Trustee

/s/ Stephen J. Gutman	/s/ Richard W. Grant
Stephen J. Gutman, as Trustee	Richard W. Grant, as Trustee

/s/ William J. Shea	/s/ Peter A. Harbeck
William J. Shea, as Trustee	Peter A. Harbeck, as Trustee